FILED PURSUANT TO
RULE 424(B)(3)
FILE NO: 333-108780
HINES REAL ESTATE INVESTMENT TRUST, INC.
SUPPLEMENT NO. 25 DATED OCTOBER 31, 2005
TO THE PROSPECTUS DATED JUNE 18, 2004
     This prospectus supplement (this “Supplement”) is part of, and should be read in conjunction with, the prospectus of Hines Real Estate Investment Trust, Inc. dated June 18, 2004 (the “Prospectus”), Supplement No. 12 to the Prospectus, dated April 22, 2005, Supplement No. 14 to the Prospectus, dated May 19, 2005, Supplement No. 20 to the Prospectus, dated August 22, 2005, Supplement No. 21 to the Prospectus, dated August 29, 2005, Supplement No. 22 to the Prospectus, dated September 15, 2005, Supplement No. 23 to the Prospectus, dated October 3, 2005 and Supplement No. 24 to the Prospectus, dated October 12, 2005. Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as set forth in the Prospectus.
     The purposes of this Supplement are as follows:
•	to provide an update on the status of our public offering; and

•	to provide information regarding the dividends recently declared by our board of directors for the month of November 2005.
Status of the Offering
     As of October 27, 2005, we had received gross offering proceeds of approximately $182.4 million from the sale of 18,426,171 of our common shares, including approximately $2.1 million of gross proceeds related to the sale of 222,842 common shares pursuant to our dividend reinvestment plan. As of October 27, 2005, 181,796,671 common shares remained available for sale to the public pursuant to the offering, exclusive of 19,777,158 common shares available under our dividend reinvestment plan.
Dividends Declared by Hines REIT’s Board of Directors
     On October 31, 2005, our board of directors declared dividends for the month of November 2005. The declared dividends will be calculated based on shareholders of record each day during such month and will equal a daily amount that, if paid each day for a 365-day period, would equal a 6.0% annualized rate based on a share price of $10.00. These dividends will be aggregated and paid in cash in January 2006.